EX-FILING FEES

Calculation of Filing Fee Tables

           F-1

(Form Type)

                Lead Real Estate Co., Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title(1)	Rule	Registered	Unit	Price(2)	Fee Rate	Fee
	Equity	Ordinary shares(3)	Rule 457(a)	2,300,000	$15.00	$34,500,000	0.0000927	$3,198.15
Fees to Be Paid	Equity	Representative’s warrants(4)	Rule 457(g)	–	–	–	–	–
	Equity	Ordinary shares underlying the representative’s warrants	Rule 457(a)	230,000	$18.00	$4,140,000	0.0000927	$383.78
	Total Offering Amounts					$38,640,000		$3,581.93
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$3,581.93

(1)	American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. ). Each ADS represents one ordinary share.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes (a) ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs to cover over-allotments, if any, and (b) all ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States. Offers and sales of ordinary shares outside the United States are being made pursuant to Regulation S under the Securities Act and are not covered by this registration statement.

(3)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(4)

The Registrant will issue to the representative of the several underwriters warrants to purchase a number of ADSs equal to an aggregate of 10% of the ADSs sold in the offering, including any ADSs issued upon exercise of the underwriters’ over-allotment option. The exercise price of the representative’s warrants is equal to 120% of the offering price of the ADSs offered hereby. The representative’s warrants are exercisable at any time, and from time to time, in whole or in part, beginning from six months after the date of issuance and expiring on the fifth-year anniversary of the commencement of sales of the ADSs in this offering.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ADSs underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.